Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form S-1 of Electriq Power Holdings, Inc. of our report dated March 6, 2023, relating to the consolidated financial statements of Electriq Power, Inc., appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

West Palm Beach, Florida
September 22, 2023